[LETTERHEAD OF KAUFMAN & CANOLES]

Exhibit 5.1

February 20, 2003

Resource Bankshares Corporation

3720 Virginia Beach Boulevard

Virginia Beach, VA 23452

Gentlemen:

We have participated in the preparation of the Registration Statement on Form S-1 (“Registration Statement”) that has been filed by Resource Bankshares Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration under the Securities Act of the offer and sale of up to an additional 113,373 shares (the “Additional Shares”) of common stock, $1.50 par value per share. The offer and sale of an aggregate of 805,000 shares of the Company’s common stock was registered pursuant to the Company’s Registration Statement on Form S-1 (No. 333-101688), which was declared effective by the Commission on February 19, 2003 (the “Original Registration Statement”). The Additional Shares are to be sold to the underwriters named in the Original Registration Statement for resale to the public.

For purposes of this opinion, we have examined (i) the Company’s Articles of Incorporation and Bylaws, (ii) resolutions of the Board of Directors of the Company regarding the proposed offering, (iii) the Registration Statement, and (iv) such other documents, records and materials as we have deemed relevant and necessary for purposes of issuing this opinion.

Based on the foregoing, it is our opinion that all the shares of the Company’s common stock being registered under the Registration Statement, will, when issued, be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Sincerely,

/s/ KAUFMAN & CANOLES, P.C
KAUFMAN & CANOLES, P.C., a Virginia Professional Corporation